Exhibit 99.1

Deltic Timber Corporation		NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL
FOR RELEASE	IMMEDIATELY April 25, 2016

Deltic Announces Preliminary First Quarter of 2016 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE - DEL) announced today that preliminary net income for the first quarter of 2016 was $.4 million, $.03 a share, compared to net income of $1.9 million, $.15 a share, for the first quarter of 2015. The decrease was mainly due to weak markets for wood products, combined with decreased oil and gas-related income and increased expenses for the cost of fee timber harvested and interest expense, due to borrowings used to fund capital projects and share repurchases. Partially offsetting the impact of these unfavorable items was a benefit due to the decrease in Deltic’s effective income tax rate for the current year’s first quarter as a result of the Company’s income from timber harvesting activities being taxed at a capital gains tax rate for 2016 provided by the TREE Act. Net cash provided by the Company’s operating activities for the first quarter of 2016 was $2.8 million, compared to $9.2 million a year ago.

Commenting on the results, Mr. Dillon, stated, “While the weak markets for wood products that existed in 2015 continued throughout the first quarter of 2016, Deltic’s operations generated positive financial results for the period. In the Woodlands segment, pine stumpage prices increased, as area sawmills paid more for the logs they needed for their operations, while oil and gas-related income continued to decrease due to low natural gas prices. These low prices have eliminated new drilling activity in the Fayetteville Shale Play area. Our sawmills were able to run additional hours, as we sold more lumber and maintained our market share of increased lumber consumption during the quarter. Operating performance at Del-Tin Fiber improved, and the plant produced operating income for the quarter. In our Real Estate segment, we sold more lots than we did in the first quarter of last year, and we also had a good response to our first offering of new lots in 2016, as all of the 27 lots offered in a neighborhood in our Chenal Valley development were put under contract by builders.

For 2016, Deltic’s financial results will benefit from the passage of the Consolidated Appropriations Act, which enacted the capital gains treatment for income from timber harvesting activity component of the TREE Act for C-corporations, such as Deltic. In addition, we repurchased an additional 277,430 shares of Deltic stock during the first quarter, as we continued to increase the number of timberland acres owned by shareholders per outstanding share.”

The Woodlands segment generated operating income of $5.3 million for the first quarter of 2016, compared to $6.5 million for the same period of 2015. The Company harvested 205,608 tons of pine sawtimber during the current period of 2016, an 11 percent decrease from the 231,534 tons harvested in the corresponding quarter of 2015. The average per-ton sales price for pine sawtimber in 2016’s first quarter was $28, an eight percent increase from $26 per ton during the first quarter of 2015. The decrease in the volume of pine sawtimber harvested was mainly due to timing and weather conditions in the Company’s operating area during the current-year quarter. Pine pulpwood harvested in the first quarter of 2016 totaled 160,270 tons, a 75 percent increase from the 91,673 tons harvested for the same period in 2015. The average per-ton sales price for pine pulpwood was $9 for the current period of 2016, compared to $10 per-ton for 2015’s first quarter. The quarter-over-quarter increase in harvest volume was mainly due to additional pine pulpwood sold under prepaid timber deeds in the 2016 period and the mix of products growing on the tracts harvested. The Company continues to harvest the timber growing on its timberlands on a sustainable-yield basis. Oil and gas lease rental and net royalty income totaled $.4 million for the current period of 2016 compared to $1.2 million during the same quarter of 2015. The decrease was primarily due to a lower average sales price for the natural gas produced during the current year and a decreased volume of gas produced from the wells in which the Company has a royalty interest. During the current-year quarter, there were no timberland sales, compared to first quarter 2015 sales of 20 acres of non-strategic recreational-use hardwood bottomland at an average price of $1,900 per acre.

Deltic’s Manufacturing segment produced operating income of $3.3 million for the first quarter of 2016, compared to $3.5 million in 2015’s first quarter. Included in the financial results for the first quarter of 2015 was a $1.7 million deductible cost incurred by the Company related to both property insurance and business interruption insurance claims as a result of a fire at the MDF facility on March 10, 2015.

During the first quarter of 2016, the Company sold 71.5 million board feet of lumber, an increase of 17 percent when compared to sales of 61.3 million board feet in 2015’s first quarter, as the Company increased lumber production to match market consumption. The average lumber sales price was $338 per thousand board feet in the first quarter of 2016, a six percent decrease from the $358 per thousand board feet received for the first quarter of 2015. The medium density fiberboard (“MDF”) sales volume for the first quarter of 2016 was 26 million square feet, a two percent decrease from the 26.4 million square feet sold during the first quarter of 2015. The average sales price for MDF sold during 2016’s first quarter was $547 per thousand square feet, which compares to $573 per thousand square feet reported in the first quarter of 2015. The Company monitors market conditions for both lumber and MDF and will manage the operating hours at all of its facilities in order to continue matching production to market demand.

The Company’s Real Estate segment reported an operating loss of $.6 million for the first quarter of 2016, compared to an operating loss of $.8 million for the same period of 2015. Residential lot sales totaled 6 lots in 2016’s first quarter versus 2 lots in the first quarter of 2015. Due to the mix of lots sold, the current quarter’s average per-lot sales price was $85,200, an increase of $34,000 per lot when compared to first quarter 2015’s average per-lot sales price of $51,200. There were no commercial real estate acreage sales in the first quarter of either year.

Corporate operating expense was $4.7 million in the first quarter of 2016, which compares to $4.6 million for the corresponding quarter of 2015. Interest expense in the first quarter of 2016 was $2.7 million, compared to $1.6 million in 2015’s first quarter. The increase was due to borrowings to fund capital expenditures and share repurchases, combined with a higher weighted-average interest rate for the Company’s outstanding debt. Income tax expense for the first quarter of 2016 was $.2 million, compared to $1.1 million in the prior year’s first quarter. The decrease was mainly due to lower pretax income for the first quarter of 2016, combined with a decreased effective income tax rate caused by the benefit of the timber harvested being taxed at a capital gains rate for the 2016 period.

Capital expenditures were $8.7 million in 2016’s first quarter compared to $5.7 million for the corresponding period of 2015. Timberland acquisition expenditures were $.1 million in the first quarter of 2016 and 2015, respectively.

Regarding the outlook for the second quarter and year of 2016, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 200,000 to 225,000 tons and 725,000 to 765,000 tons, respectively. Finished lumber sales volumes are anticipated to be 65 to 75 million board feet for the second quarter and 265 to 285 million board feet for the year. MDF sales volumes for the second quarter and year of 2016 are estimated to be 25 to 35 million square feet and 110 to 130 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are estimated at 5 to 10 lots and 90 to 120 lots for the second quarter and year of 2016, respectively. Due to the volatile nature of commercial real estate transactions and the significant number of factors related to any sale it is difficult to anticipate future closings. The Company continues to receive interest from potential buyers for its commercial acreage in Chenal Valley.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, April 26, 2016, at 10:00 a.m. Central Time to discuss first quarter 2016 earnings. Interested parties may participate in the call by dialing 1-866-713-8563 and referencing participant passcode identification number 27120812. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Tuesday, May 3, 2016, by dialing 1-888-286-8010 and referencing replay passcode identification number 46465231.

Summary financial data and operating statistics for the first quarter of 2016 with comparisons to 2015 are contained are contained in the attached tables.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Kenneth D. Mann
Vice President of Finance and Administration and CFO
(870) 881-6432

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
		Operating		Operating
	Net	Income/	Net	Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$10.5	5.3	11.0	6.5
Manufacturing	43.8	3.3	42.2	3.5
Real Estate	2.2	(0.6)	1.5	(0.8)
Corporate	—	(4.7)	—	(4.6)
Eliminations	(5.9)	(0.1)	(6.3)	(0.1)

Total net sales/operating income	$50.6	3.2	48.4	4.5

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net sales	$50,624	48,379

Costs and expenses
Cost of sales	36,512	34,016
Depreciation, amortization, and cost of fee timber harvested	5,873	4,985
General and administrative expenses	5,022	4,862

Total costs and expenses	47,407	43,863

Operating income	3,217	4,516

Interest income	2	1
Interest and other debt expense, net of capitalized interest	(2,696)	(1,628)
Other income	51	107

Income before income taxes	574	2,996

Income tax expense	(179)	(1,083)

Net income	$395	1,913

Earnings per common share
Basic	$0.03	0.15
Assuming dilution	$0.03	0.15

Dividends per common share declared	$0.10	0.10
Dividends per common share paid	$0.10	0.10

Weighted average common shares outstanding (thousands)
Basic	12,051	12,453
Assuming dilution	12,097	12,506

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Mar. 31, 2016	Dec. 31, 2015
Assets
Current assets
Cash and cash equivalents	$4,507	5,429
Trade accounts receivable, net of allowance	12,052	6,995
Inventories	11,356	11,917
Prepaid expenses and other current assets	6,828	6,392

Total current assets	34,743	30,733

Investment in real estate held for development and sale	58,493	58,418
Timber and timberlands - net	362,623	361,856
Property, plant, and equipment - net	88,291	85,495
Deferred charges and other assets	2,637	2,665

Total assets	$546,787	539,167

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$7,871	8,837
Current maturities of long-term debt	39,932	39,917
Accrued taxes other than income taxes	2,620	2,118
Deferred revenues and other accrued liabilities	6,288	7,607

Total current liabilities	56,711	58,479

Long-term debt	207,842	183,836
Deferred tax liabilities - net	962	525
Other noncurrent liabilities	42,771	42,359
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative preferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	85,860	87,822
Retained earnings	201,139	201,959
Treasury stock	(37,172)	(24,347)
Accumulated other comprehensive loss	(11,454)	(11,594)

Total stockholders’ equity	238,501	253,968

Total liabilities and stockholders’ equity	$546,787	539,167

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Three Months Ended
	March 31,
	2016	2015
Operating activities
Net income	$395	1,913
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	5,873	4,985
Stock-based compensation expense	877	831
Deferred income taxes	(55)	(127)
Real estate development capital expenditures	(729)	(248)
Real estate costs recovered upon sale	588	71
Net increase in liabilities for pension and other postretirement benefits	631	903
(Increase)/decrease in operating working capital other than cash and cash equivalents	(4,633)	1,807
Other - changes in assets and liabilities	(167)	(905)

Net cash provided by operating activities	2,780	9,230

Investing activities
Capital expenditures requiring cash, excluding real estate development	(9,298)	(5,244)
Timberland acquisition expenditures requiring cash	(121)	(17)
Net change in purchased stumpage inventory	(1,374)	(466)
Net change in funds held by trustee	1	—
Other - net	87	112

Net cash required by investing activities	(10,705)	(5,615)

Financing activities
Proceeds from borrowings	24,000	—
Repayments of notes payable and long-term debt	—	(1,000)
Treasury stock purchases	(15,174)	(16)
Common stock dividends paid	(1,215)	(1,261)
Proceeds from stock option exercises	—	529
Excess tax benefits from stock-based compensation expense	(88)	53
Other - net	(520)	(186)

Net cash provided/(required) by financing activities	7,003	(1,881)

Net increase/(decrease) in cash and cash equivalents	(922)	1,734
Cash and cash equivalents at January 1	5,429	2,761

Cash and cash equivalents at March 31	$4,507	4,495

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended
	March 31,
(Thousands of dollars)	2016	2015
Capital expenditures
Woodlands	$1,454	1,308
Manufacturing	6,461	4,143
Real Estate (includes development expenditures)	729	267
Corporate	25	2

Total capital expenditures	$8,669	5,720

Timberland acquisition expenditures	$121	56

Woodlands
Pine sawtimber harvested from fee lands - tons	205,608	231,534
Pine sawtimber average sales price - per ton	$28	26

Pine pulpwood harvested from fee lands - tons	160,270	91,673
Pine pulpwood average sales price - per ton	$9	10

Timberland sales - acres	—	20
Timberland average sales price - per acre	$—	1,900

Manufacturing
Finished lumber sales - thousands of board feet	71,525	61,295
Finished lumber average sales price - per thousand board feet	$338	358
Finished MDF sales (3/4 inch basis) - thousands of square feet	25,969	26,447
Finished MDF average sales price (3/4 inch basis) - per thousand square feet	$547	573

Real Estate
Residential
Lots sold	6	2
Average sales price - per lot	$85,200	51,200